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                                                               EXHIBIT 10.6
                               ADVISORY AGREEMENT

                  THIS ADVISORY AGREEMENT ("Agreement"), dated as of August __, 1997, by and between CAPTEC NET LEASE REALTY, INC., a Delaware corporation (the "Company"), and CAPTEC NET LEASE REALTY ADVISORS, INC., a Delaware corporation (the "Advisor").

                  WHEREAS, the Company is in the business of acquiring, developing, managing, owning and disposing of income producing commercial real properties (the "Properties") and leasing the Properties to qualified lessees ("the "Lessees") pursuant to long term net leases (the "Leases"); and

                  WHEREAS, the Company intends to qualify as a Real Estate Investment Trust (a"REIT") under the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, the Company desires to retain the services of the Advisor with respect to the origination, acquisition, development, leasing, management, ownership and disposition of the Properties, and to provide certain services to the Company in connection with such Properties and Leases on the terms set forth herein and consistent with the Company's initial and continued qualification and operation in accordance with all requirements applicable to a REIT; and

                  WHEREAS, the Advisor is willing to provide such services to the Company on the terms set forth herein;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and for other good


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and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                  1. APPOINTMENT OF ADVISOR. The Company hereby retains the Advisor on the terms hereinafter set forth, and the Advisor hereby accepts such appointment.

                  2.       DUTIES OF ADVISOR.  The Advisor shall:

                           (i) identify and negotiate the acquisition, on terms
                  acceptable to the Company, of Properties which meet the criteria established by the Company's Board of Directors with respect to the kind and type of Properties to be acquired by the Company;

                           (ii) negotiate Leases or such other agreements for
                  the development or ownership of the Properties which meet the criteria established by the Board of Directors;

                           (iii) review and analyze the creditworthiness and
                  business prospects of prospective Lessees;

                           (iv) perform all necessary and reasonable
                  administrative and "back office" functions with respect to the Properties and the Leases;

                           (v) advise the Company in connection with its
                  financing strategy including assisting the Company in the negotiation of any borrowing which the Company may seek to incur;

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                           (vi) provide to the Company underwriting services and
                  analysis with respect to restaurant, retail and other chain concepts and businesses.

                           (vii) monitor and enforce compliance with the terms
                  of the Leases;

                           (viii) maintain or cause to be maintained, on behalf
                  of the Company, such books and records of account concerning the Properties and the Leases in accordance with generally accepted accounting practices with respect to the Properties and the Leases;

                           (ix) take all actions necessary to enable the Company
                  to comply with and abide by in all material respects with all applicable laws and regulations;

                           (x) assist the Company in preparing reports to, and
                  meeting materials for, the Company and its stockholders;

                           (xi) prepare and deliver to the Company quarterly
                  financial statements within forty-five (45) days of the end of each fiscal quarter, year end financial statements within ninety (90) days of the end of the Company's fiscal year and such schedules, reports summaries and other information regarding the Company's portfolio as may be requested by the Company from time to time;

                           (xii) take such other actions in connection with


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                  the Company's acquisition of Properties, and origination,
                  ownership and disposition of Leases, as are consistent with the Company's investment criteria as established by the Board of Directors;

                           (xiii) conduct legal and business diligence and
                  oversee the preparation of all legal documentation for the development and leasing of all Properties;


                           (xiv) identify Properties for sale consistent with
                  the Company's investment objectives and prevailing economic conditions;

                           (xv) take such other actions and render such other
                  services as may reasonably be requested by the Company consistent with the purpose of this Agreement; and


                           (xvi) perform any and all of the foregoing as may be
                  requested by the Company, for each of Captec Franchise Capital Partners L.P., III, a Delaware limited partnership and/or Captec Franchise Capital Partners L.P., IV, a Delaware limited partnership (each an "Affiliated Partnership" and collectively the "Affiliated Partnerships") beginning at such time as the Company becomes the general partner of that Affiliated Partnership.


                  3. ADVISOR'S RESOURCES. The Advisor shall, at its expense, maintain such office space, facilities, equipment and personnel trained and experienced in the business of acquiring, owning, management and net leasing sufficient to enable the Advisor to fulfill its obligations under this Agreement.


                  4. PAYMENT OF EXPENSES. The Company shall reimburse the Advisor for all amounts paid by the Advisor to third parties in performing its obligations hereunder; provided that such expenses have not been reimbursed to the Advisor through the Incentive Fee pursuant to Section 5(b).



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                  5.   COMPENSATION.

                  (a) The Company shall pay to the Advisor as compensation for the ongoing management services provided by the Advisor to the Company under this Agreement an annual fee (the "Management Fee") equal to the lesser of (i) six-tenths of one percent (0.6%) per annum of the aggregate capitalized cost (excluding accumulated depreciation) of all portfolio assets owned by the Company including, but not limited to, all Properties, mortgage loans, leasehold mortgages, secured equipment leases and joint venture and partnership interests (the "Portfolio Value") or (ii) five percent (5.0%) of the Company's total revenue computed in accordance with generally accepted accounting practices (the "Total Revenues"). The Management Fee shall be paid on the first day of each of January, April, July and October, and shall be calculated on the Portfolio Value as of the last day of the prior quarter or the Total Revenues of the Company for the prior quarter as stated in, or derived from, the Company's most recent financial information (regardless of whether audited or unaudited) filed by the Company with the United States Securities and Exchange Commission (the "Most Recent Financial Report"). The first Management Fee shall be payable on January 1, 1998 and calculated based upon the Portfolio Value or Annual Revenues as of December 31, 1997, and shall be prorated for that portion of the fiscal quarter for which this Agreement is in effect.

                  (b) The Company shall pay to the Advisor as



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compensation for services rendered by the Advisor in connection with the acquisition of Properties by the Company or an Affiliated Partnership an incentive fee (the "Incentive Fee") in an amount equal to (i) 15% of the result of multiplying (A) the amount by which the actual increase in Funds From Operations ("FFO") per share, if any (the "Actual Increase") for each calendar quarter (each a "Measurement Quarter") as compared to FFO per share for the calendar quarter immediately preceding the Measurement Quarter (the "Prior Quarter"), exceeds an increase of 7% per annum (the "Assumed Increase") in FFO for the Prior Quarter by (B) weighted average shares outstanding for the Measurement Quarter, and (ii) the amount of all costs incurred by the Advisor and those parties, including Captec Financial Group, Inc. ("Captec Financial"), relied upon by the Advisor pursuant to Section 12 of this Agreement which costs shall include, but not be limited to (a) all costs (including salaries, commissions, bonuses and benefits) of personnel employed by the Advisor and Captec Financial and who are involved in the acquisition, underwriting, documentation, database management and administrative process related to the acquisition of Properties which are identified by the Advisor and acquired by the Company or an Affiliated Partnership during the term of this Agreement (the "Acquisition Process"); (b) all costs of fees, taxes and assessments applicable to the Acquisition Process; (c) travel expenses; (d) marketing and advertising expenses; and (e) other general and administrative expenses, including expenses for administrative personnel related to the Acquisition Process. The Assumed Increase shall be calculated by multiplying FFO per share for the Prior Quarter by 1.0175. The Actual Increase shall be calculated by subtracting FFO per share for the Prior Quarter from FFO per share for the Measurement Quarter. For purposes of calculating the Incentive Fee FFO per share shall be derived from FFO per share for each Measurement Quarter and each Prior Quarter as reported on the Most Recent Financial Report stating FFO per share for the required Measurement Quarter or Prior Quarter. The Incentive Fee shall be paid no later than the earlier of the date the Company files or is required by law to file the Most Recent Financial Report for the Measurement Quarter.




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          (c) Notwithstanding anything herein to the contrary, the  Incentive
Fee for any Measurement Quarter shall not exceed 3.0% of the acquisition cost (which shall exclude any Incentive Fee) of Properties identified by the Advisor and acquired by the Company or an Affiliated Partnership during the Measurement Quarter for which the Incentive Fee is paid.


          (d) Notwithstanding anything herein to the contrary, in the event the aggregate Incentive Fees payable to the Advisor as calculated pursuant to
Section 5(b) in any fiscal year exceeds the Incentive Fee which would have been payable calculated on an annual basis for the current fiscal year to the immediately preceding fiscal year ("Annual Fee") and without regard to, separate quarterly results, the excess of actual the aggregate Incentive Fees for the fiscal year over the Annual Fee will be offset against any Incentive Fee which may subsequently become payable to the Advisor.

                  6. REIT STATUS. Notwithstanding anything in this Agreement to the contrary, the Advisor shall not take any action which would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, or (c) violate any law, rule, regulation or policy of any governmental body or agency having jurisdiction over the Company or otherwise prohibited by the Company's Certificate of Incorporation, its Bylaws or resolutions of the Board of Directors all as in effect from time to time. In the event the Company authorizes or directs the Advisor to take any actions which, in the judgment of the Advisor would violate any of the foregoing, the Advisor shall so advise the Company in writing specifying the basis for its position and shall take no further action with respect to such matters unless and until it receives clarification and instructions from the Board of Directors.

                  7. LIMITATION OF LIABILITY AND INDEMNIFICATION OF


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ADVISOR. Neither the Advisor nor any person or entity relied on by the Advisor pursuant to the express authority of Section 12 hereof shall be deemed to be a fiduciary of the Company or either Affiliated Partnership or to owe a fiduciary duty to the Company or either Affiliated Partnership. The Advisor shall have no liability to the Company or either Affiliated Partnership based upon or arising out of any action or decision by the Board of Directors, or any direct or indirect, foreseeable or unforeseeable consequence thereof, in following or declining to follow any advice or recommendation of the Advisor. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including, but not limited to, any person or entity relied upon by the Advisor pursuant to the express authority granted in Section 12, and their respective officers, directors, partners and employees from and against any and all liabilities, claims, damages or losses arising in the performance of their duties in good faith hereunder, and related expenses which shall include reasonable attorneys fees, subject only to such limitations as may be imposed on such indemnification by the Certificate of Incorporation, the Bylaws or the laws of the State of Delaware.

                  8. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and/or either Affiliated Partnership and their respective officers, directors and employees from and against any and all liabilities, claims, damages or losses, and related expenses including reasonable attorney's fees, which arise directly from the fraud, willful misconduct of the Advisor, or the reckless disregard by


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the Advisor of its responsibilities under this Agreement.

                  9. BOOKS AND RECORDS. All books and records compiled by the Advisor in the course of discharging its responsibilities under this Agreement shall be the property of the Company and shall be delivered by the Advisor to the Company immediately upon any termination of this Agreement and regardless of the grounds for such termination (including, but not limited to, a breach by the Company of this Agreement). The Advisor shall not maintain or assert any lien agreement or upon any of the books and records and all such books and records concerning the Properties and/or the Leases.

                  10. TERM AND TERMINATION.

                  (a) This Agreement shall become effective on the date hereof and shall continue on through December 31, 1998 ("Initial Term") and shall be automatically extended for successive one year terms thereafter without further action by either the Company or the Advisor unless earlier terminated, as provided herein. This Agreement shall be automatically renewed for additional one (1) year terms unless either party gives written notice to the other party of termination 90 days prior to the expiration of the then current term.

                  (b) The Company also may, at any time, terminate this
Agreement:

                           (i) immediately upon providing written notice to the Advisor if the Advisor is determined by unanimous


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                  vote of all Directors of the Company, taken after at least fourteen (14) days prior written notice to the Advisor of such vote, to have committed an act of actual fraud, willful malfeasance, gross negligence, violation of applicable law or reckless disregard of its duties and responsibilities under this Agreement;


                          (ii) upon written notice effective immediately, given
                  not earlier than thirty (30) days after the Advisor shall (A) authorize or agree to the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (B) make a general assignment for the benefit of its creditors, or (C) have an involuntary or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or thereafter in effect, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period exceeding sixty (60) days.

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                  (c)      Upon any termination of this Agreement by the
Company, the Advisor shall, upon the Company's request, cooperate with and assist the Company in finding a new entity to act as advisor to the Company and in assisting the Company with the transition process.

                  11. NOTICES. Any notices, instructions or other communications required or contemplated by this Agreement shall be deemed to have been property given and to be effective upon delivery if delivered in person or sent by telecopier or upon receipt if sent by courier service.

                  All such communications to the Company shall be addressed as follows:

                          Captec Net Lease Realty, Inc.
                           24 Frank Lloyd Wright Drive
                               Lobby L, 4th Floor
                                  P.O. Box 544
                         Ann Arbor, Michigan 48106-0544
                           Attention: Patrick L. Beach
                           Telecopier: (313) 994-1376

                  All such communications to the Advisor shall be addressed as follows:

                         Captec Net Lease Realty Advisors, Inc.
                               24 Frank Lloyd Wright Drive
                                   Lobby L, 4th Floor
                                      P.O. Box 544
                             Ann Arbor, Michigan 48106-0544
                                Attention: W. Ross Martin
                                Telecopier: (313) 994-1376


                  Either party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 11.


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                  12. DELEGATION OF RESPONSIBILITIES. Notwithstanding anything contained herein to the contrary, the Advisor may delegate any and all of its responsibilities and obligations under this Agreement to certain affiliates (as that term is defined by Rule 405 of the United States Securities and Exchange Commission) including, but not limited to, Captec Financial Group. Any delegation of responsibilities by the Advisor shall not be inconsistent with any express instructions of the Board of Directors; shall not cause the Company or either Affiliated Partnership to incur any financial responsibility to the delegee (unless expressly authorized by the Company); and shall not relieve the Advisor of its obligations to the Company with respect to the responsibilities delegated and with respect to which delegated responsibilities the Advisor shall remain liable to the Company. Nothing in this Section 12 shall prohibit the Advisor from retaining non-Affiliated third parties to provide goods and services to the Company or the Advisor in connection with the services to be provided by the Advisor pursuant to this Agreement.


                  13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws principals thereof.

                  14. ENTIRE AGREEMENT. This Agreement reflects the entire understanding of the parties hereto with respect to the


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subject matter hereof and supersedes and replaces all agreements between the
Company and the Advisor with respect to the subject matter hereof.


                  15. RELATIONSHIP OF PARTIES. The parties intend that the Advisor shall act as an independent contractor in performing services for the Company hereunder. Nothing contained herein is intended to, or shall be construed to, constitute the Advisor as a partner, joint venturer or agent of the Company or either Affiliated Partnership.


                  16. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall acquire or have any right under, or by virtue of, this Agreement. The Company shall be entitled to assign this Agreement to any successor to all or substantially all of its assets rights and/or obligations.

                  17. AMENDMENT, MODIFICATIONS AND WAIVER. This Agreement hereto shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the parties hereto. The waiver by a party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


                  18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first above written.

                                CAPTEC NET LEASE REALTY, INC.

                                By:    ______________________
                                Name:  Patrick L. Beach
                                Title: President

                                CAPTEC NET LEASE REALTY ADVISORS, INC.

                                By:    ________________________
                                Name:  W. Ross Martin
                                Title: Vice President


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                              SCHEDULE A

           BENCHMARK RATE                      ACQUISITION FEE %
           T - Rate + 300 bps                      1.00%
           T - Rate + 350 bps                      1.50%
           T - Rate + 400 bps                      2.00%
           T - Rate + 450 bps                      2.50%
           T - Rate + 500 bps                      3.00%
           T - Rate + 650 bps                      3.25%
           T - Rate + 700 bps                      3.50%
           T - Rate + 750 bps                      4.00%




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